Press release dated September 19, 2006. (Filed herewith.)
EX-99.1

BlastGard
®
International Signs Agreement

with G&H Enterprises, LLC

Clearwater
,
Florida
, September 19, 2006 –
BlastGard International, Inc.

(OTCBB: BLGA) has entered into a strategic business agreement with G & H Enterprises, LLC who will provide services as an advisor to the Company based on business planning issues, such as Department of Defense (DoD) budget trends, acquisition policies, service priorities, changes in war fighting doctrines, and future program opportunities within the U.S. Government.
G & H will also assist BlastGard in developing strategies and plans for integrating the various activities and programs within the Company to ensure a coordinated, system-oriented approach to capture future business from the DoD and other governmental agencies. Additionally, G & H will assist BlastGard International’s management team in recruiting and hiring highly-talented individuals for senior positions to complement its existing team.

James Gordon, CEO of BlastGard, said of the new alliance, “We are really excited to be working with G & H. Lieutenant General Jay M. Garner and Lieutenant General Ronald V. Hite have an extensive background and knowledge of explosives and strong contacts for marketing BlastGard products to the Army and other DoD potential customers; as well as assist BlastGard in gaining initial access to the international markets.”

G & H Enterprises, LLC is a consultancy firm founded by two highly decorated and retired veterans of the U.S. Armed forces, Lieutenant General Jay M. Garner and Lieutenant General Ronald V. Hite.
Their complementary expertise comes from having held a variety of corporate and advisory positions through their career.

General Garner has held positions as Director of the Office of Reconstruction and Humanitarian Assistance
to assist the Iraqi people in the immediate aftermath of combat operations, President of SY Technology, Inc., a member of the Army Science Board and a member of the Commission to Assess United States National Security Space Management and Organization.  He has also served as Commanding General of the U.S. Army Space and Strategic Defense Command (USASSDC), the Assistant Deputy Chief of Staff for Force Development, Office of the Deputy Chief of Staff for Operations and Plans, and Deputy Commanding General, V Corps Frankfurt Germany. Other assignments include Commanding General, Joint Task Force Bravo - Operation Provide Comfort in northern
Iraq
, Deputy Commanding General, U.S. Army Air Defense School, commanding at Brigade and Battalion level in VII Corps in
Europe
and serving two tours in Viet Nam, 1967-68, 1971-72.

General Garner’s last assignment in the Army was as Assistant Vice Chief of the Army.

Lieutenant General Ronald V. Hite retired July 1, 1997, from the United States Army after 33 years of service. Upon retirement from the military, General Hite joined Cypress International and retired as the Chairman & CEO in January 2005.
He has served the Board of Directors for Cirrus Technology, Inc. since November 2005. General Hite has held positions as Military Deputy to the Assistant Secretary of the Army for Research, Development and Acquisition, the Senior Military Advisor to the Army Acquisition Executive and the Army Chief of Staff on all research, development and acquisition programs. He has testified as the principal military witness for Research, Development and Acquisition appropriations with Congress, supervised the Program Executive Officer System, and served as the Director, Army Acquisition Corps. General Hite served as the Program Executive Officer, Combat Support, where he was responsible for development, production and fielding of the Army's High Mobility Multipurpose Wheeled Vehicle, medium/heavy truck fleets and commercial construction equipment and served as the Deputy Program Executive Officer for Future Systems, Armored Systems Modernization responsible for establishing development programs for the self-propelled howitzer, line of sight antitank system, and combat engineer, ammunition re-supply, and infantry fighting vehicles.
General Hite has also had successive command tours as the Commanding General at
White
Sands
Missile
Range
in
New Mexico
, and United States Army Test and Evaluation Command in Aberdeen Proving Ground,
Maryland
.

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company's emergence even more important. The Company's core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at
http://www.blastgardintl.com
.

''Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:                                        Investor Relations Contact:
BlastGard International, Inc.                           The Investor Relations Group
Michael J. Gordon

Antima “Taz” Sadhukhan or Michael Crawford
(727) 592-9400

(212) 825-3210

Media Contact:

Mike Graff

(212) 825-3210